Exhibit 99.1
For Immediate Release

MediaNet Group Technologies, Inc. Increases Board of Directors to Four Members
--Will Focus on Corporate Governance and Enhancing Shareholder Value--

BOCA RATON, FL – April 8, 2011 - MediaNet Group Technologies, Inc. (“MediaNet Group”) (OTCQB: MEDG), a global shopping and entertainment community, today announced three new, independent members have been appointed to its Board of Directors increasing the Board to four members.  The three new, independent Directors are:

•	Niels Burtenshaw Thuesen: Chairman;
•	Blas Garcia Moros; and
•	Lester Rosenkrantz.

The independent directors will serve as the Board’s newly established Audit Committee.

Michael Hansen, President and Chief Executive Officer of MediaNet Group stated, “We are honored to have attracted such quality professionals to our company. Each of our new Directors brings unique experience and expertise which will be invaluable to our management team and in enhancing shareholder value.   Their counsel and collective contributions will be drawn upon, particularly in establishing a strong foundation for corporate governance, as we move MediaNet Group into the next phase of development and growth.”

Resume of the Independent Directors:

Niels Burtenshaw Thuesen, 48, who will serve as Chairman of the Board, most recently, had an extensive career building Scandinavia’s largest asset management firm for venture capital, and Denmark’s leading institutional asset manager, BankInvest Group.   Mr. Thuesen spent 11 years as Chief Executive Officer, until his retirement from BankInvest in 2008. He served as Chief Investment Officer from 1990 to 1997 and as managing director from 1992 to 1997.  Under Mr. Thuesen’s leadership, BankInvest increased profits to owners to over $100 million and assets under management from $400 million to more than $30 billion.  Mr. Thuesen developed relationships with professional institutional investors, and grew the training and development of the firm’s portfolio management team which focused on several niche businesses that Mr. Thuesen created and designed.  He was also responsible for the overall administration of the firm and its Mutual Funds business.  Since 2009, he has focused on his own consultancy practice (ACTN).  Currently, Mr. Thuesen holds several additional Board positions including Styrelsen for International Udviklingssamarbejde (i.e. Board of Danida – the entity within the Danish Government’s Department for Foreign Affairs, that distributes the Danish Governments collective aid to less developed countries); Chairman of MYC4 (a firm providing micro finance to African entrepreneurs in seven African countries), Kirk Kapital (a family Office), and the Presidential Advisory Board for the country, Mozambique, and former member of the board of the Danish Venture Capital & Private Equity Association.   He holds an M.sc from Aarhaus Business School and completed the Top Executive Management Programme at DIEU.

Blas Garcia Moros, age 49, started his professional career at Microsoft Corporation (1985-2000), where he was one of the founders of Microsoft Latin Amercia.  Mr. Moros held numerous positions during his tenure at Microsoft, including in Latin America and Asia, as well as the Company’s headquarters in Redmond, Washington.  His most recent position at Microsoft was based in Singapore as the Regional Director South Asia and President, Microsoft Regional Sales Corporation (Asia), where he was responsible for the management and leadership of the region which encompassed all countries in southern Asia, including India, Indonesia, Thailand, Philippines, Vietnam, Malaysia and Singapore.  Mr. Moros is a private investor, and serves on the advisory boards of several private companies, primarily in the technology sector.  Mr. Moros speaks four languages and holds the equivalent of a degree in Business Administration from the University of Innsbruck, Austria.

Lester Rosenkrantz, age 70, is a Wall Street veteran with decades of experience in all facets of the micro and mid-cap equity markets.  For the past ten years, he has been President of Cameron Associates, Inc., a leading New York-based, independent investor relations firm.  During his career, he has been instrumental in financing many public and private companies. Prior to joining Cameron, Mr. Rosenkrantz spent 38 years in the investment banking and brokerage business, including a 17 year tenure as CEO of Rosenkrantz, Lyon & Ross, Incorporated, a NYSE-member firm.  As a banker, he garnered in-depth experience in representing companies and their management as they interacted with their Boards of Directors, investment bankers, analysts, retail and institutional brokers, as well as attorneys and accountants. He currently is a member of the Board of Directors of Scar Guard Labs, LLC, a privately-held specialty pharmaceutical company. Mr. Rosenkrantz graduated from Pennsylvania State University with a B.S. in Business Administration.

The Company also announced that Kent Lee Holmstoel has resigned from his positions as Chairman of the Board and Chief Operating Officer.  Andreas Kusche, General Counsel, will no longer serve as a Director, but will continue to serve the Board as the Secretary.

About MediaNet Group Technologies, Inc.:

MediaNet Group Technologies, Inc. has created a global online shopping community that includes its reverse auction concept, shopping mall platform and entertainment portal.  The Company’s unique operating strategy combines online shopping with its distribution network to reach customers directly on a global scale.

The foundation of MediaNet Group is grounded in innovative technology, a global platform and an expertise in understanding and capitalizing on global economic trends and changing consumer behaviors.  The central hub of the MediaNet Group community is DubLi.com from which all other components of the business model are derived.  Additional information about the Company is available in its filing with the Securities and Exchange Commission at www.sec.gov.

Except for historical matters contained herein, statements made in this press release are forward-looking. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, the risk of (i) an inability to establish and/or maintain a large, growing base of business associates; (ii) an inability to develop and/or maintain brand awareness for our online auctions; (iii) a failure to maintain the competitive bidding environment for our online auctions; (iv) a failure to adapt to technological change; and (v) a failure to improve our internal controls. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended September 30, 2010.

Contacts:

MediaNet Group Technologies, Inc.:
Stefanie Kitzes
stefanie@medianetgroup.com
561-417-1500

Cameron Associates, Inc.:
Paul G. Henning
Phenning@cameronassoc.com
212 554 5462

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